As filed with the Securities and Exchange Commission on September 16, 2003
                                                       Registration No. 333-
===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         Tumbleweed Communications Corp.
             (Exact name of Registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   94-3336053
                      (I.R.S. Employer Identification No.)
                           --------------------------

                                700 Saginaw Drive
                         Redwood City, California 94063
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Bernard J. Cassidy, Esq.
                  Vice President, General Counsel and Secretary
                                700 Saginaw Drive
                         Redwood City, California 94063
                                 (650) 216-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
           -----------------------------------------------------------

                                    Copy to:

                             Gregory C. Smith, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                        525 University Avenue, Suite 1100
                           Palo Alto, California 94301

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                           ------------------------
                       CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------
                                                                   Proposed       Proposed
                                                                   Maximum         Maximum
                                                                   Offering       Aggregate
 Title of Each Class of Securities to        Amount to be         Price Per    Offering Price        Amount of
            be Registered                     Registered            Share                        Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per         86,538 shares (1)      $4.23 (2)     $366,056 (2)          $29.61
share


     (1) All of the shares registered hereby are registered for the accounts of the Selling Stockholder. The Selling Stockholder may sell any or all of the shares, subject to federal and state securities laws, but is under no obligation do so. None of the shares registered hereby will be offered for sale by Tumbleweed
            Communications Corp. See "Selling Stockholder." All of the shares being registered were shares of common stock we issued in connection with the termination of a development and software license agreement on August 1, 2003.

     (2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Registrant's common stock, as reported by the Nasdaq National Market on September 11, 2003.


We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[FLAG]

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2003
PRELIMINARY PROSPECTUS

                        TUMBLEWEED COMMUNICATIONS CORP.

                         86,538 SHARES OF COMMON STOCK

         This prospectus relates to an aggregate of 86,538 shares of common stock which are registered under this prospectus, consisting of shares of common stock we issued in connection with the termination of a development and software license agreement on August 1, 2003.

         The Selling Stockholder may sell any or all of the shares but is under no obligation do so. Tumbleweed Communications Corp. will not sell any of the shares covered by this prospectus, and we will not receive any proceeds from the offering of any such shares.

         The price at which the Selling Stockholder may sell the shares of our common stock will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholder" beginning on page 24 of this prospectus.

         Our common stock is traded on the Nasdaq National Market under the symbol "TMWD." The shares of common stock to be offered under this prospectus may be sold as described under "Plan of Distribution." On September 11, 2003, the closing sale price per share, as reported by the Nasdaq National Market, was $4.30.

         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this Prospectus is September   , 2003.

                               TABLE OF CONTENTS

                                  Prospectus

                                                                        Page

PROSPECTUS SUMMARY........................................................5
RISK FACTORS..............................................................6
SPECIAL NOTE ON FORWARD LOOKING STATEMENTS...............................22
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................23
USE OF PROCEEDS..........................................................23
PLAN OF DISTRIBUTION.....................................................25
VALIDITY OF SHARES.......................................................26
EXPERTS..................................................................26
AVAILABLE INFORMATION....................................................26

                              PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding our Company and the securities being registered appearing elsewhere in this prospectus.

         We provide mission-critical Internet communications software products for enterprises, financial services organizations and government. By making Internet communications secure, reliable and automated, our e-mail firewall, secure file transfer, secure e-mail, and identity validation solutions help customers reduce the cost of doing business.

         This prospectus relates to an aggregate of 86,538 shares of common stock which are registered under this prospectus, consisting of shares of common stock we issued in connection with the termination of a development and software license agreement on August 1, 2003.

         The Selling Stockholder may sell any or all of the shares, subject to federal and state securities laws, but is under no obligation do so. The price at which the Selling Stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholder" beginning on page 24 of this prospectus.

         Our principal executive offices are located at 700 Saginaw Drive, Redwood City, CA 94063, and our telephone number is (650) 216-2000. Our website is www.tumbleweed.com. The information on our website does not constitute part of this document.

                                 RISK FACTORS

         An investment in Tumbleweed common stock is subject to significant risk and uncertainty, which may result in a loss of all or part of an investment. Investors are cautioned to carefully review the risk factors below prior to making an investment in Tumbleweed.

RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER BEFORE
INVESTING IN TUMBLEWEED.

Tumbleweed has a history of losses and may experience continued losses.

         Tumbleweed's prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies engaged in new and rapidly evolving technology markets like Tumbleweed's. Tumbleweed incurred net losses of $20.9 million, $114.2 million, and $69.8 million in 2002, 2001, and 2000, respectively. As of June 30, 2003, Tumbleweed had incurred cumulative net losses of $276.8 million.

         Tumbleweed's success may depend in large part upon the adoption and utilization of Tumbleweed's products and technology, as well as Tumbleweed's ability to effectively maintain existing relationships and develop new relationships with customers and strategic partners. If Tumbleweed does not succeed in doing so it may not achieve or maintain profitability on a timely basis or at all. In particular, Tumbleweed intends to expend significant financial and management resources on product development, sales and marketing, strategic relationships, technology and operating infrastructure. As a result, Tumbleweed may incur additional losses and continued negative cash flow from operations for the foreseeable future and may not achieve or maintain profitability.

Fluctuations in Tumbleweed's quarterly operating results may not be predictable and may result in significant volatility in Tumbleweed's stock price.

         Tumbleweed's product revenue has fluctuated and Tumbleweed's quarterly operating results will continue to fluctuate based on, among other things, the timing of the execution and termination of customer agreements in a given quarter. Tumbleweed's services revenue is subject to the risk that Tumbleweed may not be able to meet increasing customer demand because of a lack of adequately trained personnel, and the risk that customers may not timely accept the services provided and delay payment for such services. In addition, Tumbleweed has experienced, and expects to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons, including, but not limited to:

         o target customers electing to adopt and implement the Tumbleweed technology;

         o the substantial decrease in information technology spending in general, and among Tumbleweed's target customers in particular;

         o customers choosing to delay their purchase commitments or purchase in smaller amounts than expected due to a general downturn in the economy;

         o Tumbleweed's ability to continue to license its patents, the timing of such licenses, and the costs necessary to defend its patents;

         o the amount and timing of operating costs and capital expenditures relating to Tumbleweed's business, operations and infrastructure, including its international operations;

         o     Tumbleweed's ability to accurately estimate and control costs;

         o     Tumbleweed's ability to timely collect fees owed by customers;

         o the announcement or introduction of new or enhanced products and services in the secure content management, content security, secure online communications, or document delivery markets; and

         o     acquisitions that Tumbleweed completes or proposes.


         As a result of these factors, Tumbleweed believes that quarter-to-quarter comparisons of its revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Tumbleweed may not be able to accurately forecast its revenue or expenses. Because Tumbleweed's staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of Tumbleweed's costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. In addition, many of Tumbleweed's customers delay purchases of Tumbleweed's products until the end of each quarter. If Tumbleweed is unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on Tumbleweed's operating results. Moreover, Tumbleweed believes the challenges and difficulties that it faces, as outlined above with respect to financial forecasts, also apply to securities analysts that may publish estimates of Tumbleweed's financial results. Tumbleweed's operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors due to any of a wide variety of factors, including fluctuations in financial ratios or other metrics used to measure Tumbleweed's performance. If this occurs, Tumbleweed would expect to experience an immediate and significant decline in the trading price of Tumbleweed's stock.

Economic conditions could adversely affect Tumbleweed's ability to maintain and increase revenue.

         The revenue and profitability or loss of Tumbleweed's business depends on the overall demand for Tumbleweed's products, Tumbleweed's intellectual property, and Tumbleweed's services, particularly within the industries in which Tumbleweed offers specific versions of Tumbleweed's products. Because Tumbleweed's sales are primarily to customers in the financial services, health care, and government industries, Tumbleweed's business depends on the overall economic conditions and the economic and business conditions within these industries. The progressive weakening of the global economy, the information technology industry in particular, and the weakening of the business conditions within the above industries has caused a decrease in Tumbleweed's license revenues. A softening of demand for information technology spending caused by a continued weakening of the economy, domestically or internationally, may result in a continued decrease in revenues and continued losses.

         In addition, the financial, political, economic and other uncertainties following the terrorist attacks upon the United States and the United States involvement in Iraq have led to a further weakening of the global economy, and have created an uncertain economic environment. Tumbleweed cannot predict the impact of these events, any subsequent terrorist acts or of any related military action, on Tumbleweed's customers or business. Subsequent terrorist acts and/or the threat of future outbreak or continued escalation of hostilities involving the United States or other countries could adversely affect spending on information technology and on Tumbleweed's software license revenue, as well as have an adverse effect on Tumbleweed's business, financial condition or results of operations.

Tumbleweed may elect to augment its cash reserves.

         Although Tumbleweed believes it has sufficient cash and cash equivalents to fund its operations for at least the next twelve months, Tumbleweed may elect to augment its cash reserves to fund the combined operations thereafter. As of June 30, 2003, Tumbleweed had cash and cash equivalents of $25.9 million and had incurred cumulative net losses since inception of $276.8 million. Tumbleweed may elect to augment its current cash reserves if Tumbleweed experiences either lower than expected revenues, or extraordinary or unexpected cash expenses, or for other reasons. Tumbleweed's capital reserves will also be affected by the merger with Valicert and the ongoing capital requirements of that business. Although Tumbleweed expects to reduce the cash requirements of the combined companies following the merger through employee and related expense reductions, Tumbleweed may be unable to achieve the anticipated expense reductions. Funding, if pursued, may not be available on acceptable terms or at all. If adequate funds are not available, Tumbleweed may be required to curtail significantly or defer one or more of Tumbleweed's operating goals or programs, or take other steps that could harm Tumbleweed's business or future operating results.

Failure to obtain needed financing could affect Tumbleweed's ability to maintain current operations and pursue potential growth, and the terms of any financing Tumbleweed obtains may impair the rights of Tumbleweed's existing stockholders.

         In the future, Tumbleweed may be required to seek additional financing to fund its operations. Factors such as the commercial success of Tumbleweed's existing products and services, the timing and success of any new products and services, the progress of Tumbleweed's research and development efforts, Tumbleweed's results of operations, the status of competitive products and services, and the timing and success of potential strategic alliances or potential opportunities to acquire or sell technologies or assets may require us to seek additional funding sooner than Tumbleweed expects. In the event that Tumbleweed requires additional cash, Tumbleweed may not be able to secure additional financing on terms that are acceptable to us, especially in light of the uncertainty in the current market environment, and Tumbleweed may not be successful in implementing or negotiating such other arrangements to improve its cash position. If Tumbleweed raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Tumbleweed's stockholders would be reduced and the securities Tumbleweed issues might have rights, preferences and privileges senior to those of Tumbleweed's current stockholders. If adequate funds were not available on acceptable terms or at all, Tumbleweed's ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of new opportunities, develop or enhance products or services, or otherwise respond to competitive pressures could be significantly limited.

A limited number of customers account for a high percentage of Tumbleweed's revenue, and the failure to maintain or expand these relationships could adversely affect Tumbleweed's future revenue.

         The loss of one or more of Tumbleweed's major customers, the failure to attract new customers on a timely basis or a reduction in usage and revenue associated with the existing or proposed customers would harm Tumbleweed's future revenue and prospects. For the three months ended June 30, 2003 and 2002, respectively, no single customer comprised 10% or more of our revenue. For the six months ended June 30, 2003, no single customer comprised 10% or more of our revenue. For the six months ended June 30, 2002, one customer comprised approximately 11% of our revenue. For the three months ended June 30, 2003 and 2002, five customers comprised approximately 22% and 24% of our revenue, respectively. For the six months ended June 30, 2003 and 2002, five customers comprised approximately 19% and 30% of our revenue, respectively.

Tumbleweed expects to continue making strategic investments and acquisitions, which may involve substantial costs, may substantially dilute existing Tumbleweed investors, and may fail to yield anticipated benefits.

         Tumbleweed is continuously evaluating investments in complementary technologies and businesses. Acquisitions of companies, divisions of companies, or products, including Tumbleweed's acquisition of Valicert, entail numerous risks, including:

         o potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;

         o     diversion of management's attention;

         o     loss of key employees of acquired operations;

         o coordinating sales and pricing efforts to effectively communicate the value and capabilities of the combined company;

         o the difficulty of assimilating geographically dispersed operations and personnel of the acquired companies;

         o     the potential disruption of Tumbleweed's ongoing business;

         o     expenses related to such integration;

         o the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

         o the impairment of relationships with employees and customers of either an acquired company or Tumbleweed's business;

         o the potential unknown liabilities associated with acquired business; and

         o inability to recover strategic investments in development stage entities.

         As a result of acquisitions, Tumbleweed may acquire significant assets that include goodwill and other purchased intangibles. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions. Changes in business conditions could require adjustments to the valuation of these assets. In this regard, Tumbleweed wrote off substantially all of its investment in Interface Systems subsequent to the completion of that acquisition.

If Tumbleweed does not secure key relationships with enterprise customers, Tumbleweed's access to broader markets will be limited, which would adversely affect revenue in future periods.

         Tumbleweed's enterprise customers, which use or intend to use Tumbleweed's products to intelligently manage the incoming and outgoing online communications of their enterprises, are a significant source of Tumbleweed's revenue. A key aspect of Tumbleweed's strategy is to access target markets prior to adoption of alternative solutions by the larger participants in these markets. The failure to secure key relationships with new enterprise customers in targeted markets could limit or effectively preclude Tumbleweed's entry into these target markets, which would harm Tumbleweed's business and prospects.

Customers in a preliminary phase of implementing Tumbleweed's product may not proceed on a timely basis or at all, and the failure to do so would adversely affect revenue in future periods.

         Some of Tumbleweed's customers are currently in a pre-production or pre-launch stage of implementing Tumbleweed's products and may encounter delays or other problems in introducing them. A customer's decision not to do so or a delay in implementation could result in a delay or loss in related revenue or otherwise harm Tumbleweed's businesses and prospects. Tumbleweed cannot predict when or if any customer that is currently in a pilot or preliminary phase will implement broader use of Tumbleweed's services.

The markets for Tumbleweed's products are new and may not develop, and the failure to do so could limit Tumbleweed's business prospects.

         The market for Tumbleweed's products and services is new and evolving rapidly. If the market for Tumbleweed's products and services fails to develop and grow, or if Tumbleweed's products and services do not gain broad market acceptance, Tumbleweed's business and prospects will be harmed. In particular, Tumbleweed's success will depend upon the adoption and use by current and potential customers and their end-users of Internet communications software solutions. Tumbleweed's success will also depend upon acceptance of Tumbleweed's technology as the standard for providing these services. The adoption and use of Tumbleweed's products and services will involve changes in the manner in which businesses have traditionally exchanged information. In some cases, Tumbleweed's customers have little experience with products, services and technology like those offered by us.

         Tumbleweed's ability to influence usage of its products and services by customers and end-users is limited. For example, the usage of Secure Messenger by the end-users of Tumbleweed's service provider customers has been limited to date. Tumbleweed has spent, and intends to continue to spend, considerable resources educating potential customers and their end-users about the value of Tumbleweed's products and services. It is difficult to assess the present and future size of the potential market for Tumbleweed's products and services, or Tumbleweed's growth rate, if any. Moreover, Tumbleweed cannot predict whether Tumbleweed's products and services will achieve any market acceptance. For example, as email has become increasingly widespread and accepted, current and potential customers may be more willing to accept related security risks with email, as opposed to utilizing Tumbleweed's products. Tumbleweed's ability to achieve its goals also depends upon rapid market acceptance of future enhancements of Tumbleweed's products and Tumbleweed's ability to identify new markets as they emerge. Any enhancement that is not favorably received by customers and end-users may not be profitable and, furthermore, could damage Tumbleweed's reputation or brand name. Any failure to identify and address new market opportunities could harm Tumbleweed's business and prospects.

The markets Tumbleweed addresses are highly competitive and rapidly changing, and Tumbleweed may not be able to compete successfully.

         Tumbleweed may not be able to compete successfully against current and future competitors, and the multiple competitive pressures Tumbleweed faces could harm Tumbleweed's business and prospects. The markets in which Tumbleweed competes are intensely competitive and rapidly changing.

         The principal competitive factors in Tumbleweed's industry include price, product functionality, product integration, platform coverage and ability to scale, worldwide sales infrastructure and global technical support. Some of Tumbleweed's competitors have greater financial, technical, sales, marketing and other resources than Tumbleweed does, as well as greater name recognition and a larger installed customer base. Additionally, some of these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines Tumbleweed markets and distributes. Tumbleweed expects that the market for Internet communications software solutions will become more consolidated with larger companies being better positioned to compete in such an environment in the long term. As this market continues to develop, a number of companies with greater resources than ours could attempt to increase their presence in this market by acquiring or forming strategic alliances with Tumbleweed's competitors or business partners. Tumbleweed's success will depend on its ability to adapt to these competing forces, to develop more advanced products more rapidly and less expensively than Tumbleweed's competitors, and to educate potential customers as to the benefits of licensing Tumbleweed's products rather than developing their own products. Competitors could introduce products with superior features, scalability and functionality at lower prices than Tumbleweed's products and could also bundle existing or new products with other more established products in order to compete with us. In addition, because there are relatively low barriers to entry for the software market, Tumbleweed expects additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm Tumbleweed's business.

Changing Tumbleweed's sales distribution model from direct sales operations to indirect sales operations in Europe and Japan may reduce Tumbleweed's revenue in future periods.

         During 2002, Tumbleweed transitioned from direct sales operations to indirect sales operations in Europe and Japan due to sustained declines in the operating results of those regions. In Europe, Tumbleweed is winding down its direct sales operations and has signed a reseller agreement with a distributor to sell Tumbleweed's products and provide technical support to Tumbleweed's customers there. In Japan, Tumbleweed transitioned to an indirect sales distribution model and began the liquidation of its majority-owned subsidiary in Japan, Tumbleweed Communications KK. Tumbleweed Communications KK ceased operations in August 2002 and formally declared bankruptcy in December 2002. Tumbleweed anticipates similar changes to indirect sales for the Valicert sales force in Japan and Europe. Revenue from Tumbleweed's international regions in Europe and Asia, including that generated from products acquired from Valicert, may decrease on a year-over-year basis in future years as a result of this transition.

Restructuring of operations and other cost reducing measures Tumbleweed has implemented may not achieve the results Tumbleweed intends and may adversely affect operation results in future periods.

         In January 2001, Tumbleweed announced a restructuring of its business, which included a reduction in force and the closure of three international locations. Since that time Tumbleweed has reduced its work force from more than 400 employees to approximately 210 employees and has engaged in other ongoing measures to reduce expenses and establish an enterprise that is appropriate for Tumbleweed's expected revenue levels. The planning and implementation of these efforts have placed, and may continue to place, a significant strain on Tumbleweed's managerial, operational, financial and other resources. Additionally, the actions undertaken to restructure the business may negatively affect Tumbleweed's revenue stream, customer satisfaction, employee turnover, recruiting and retention of important employees. If Tumbleweed experiences difficulties in carrying out the restructuring, Tumbleweed's expenses could increase more quickly than Tumbleweed expects. If Tumbleweed finds that the actions taken to date did not sufficiently decrease Tumbleweed's expenses, Tumbleweed may find it necessary to implement further streamlining of Tumbleweed's expenses, to perform additional reductions in Tumbleweed's headcount or to undertake additional restructurings of Tumbleweed's business.

The restructuring of Tumbleweed's business has placed a strain on resources, which may render it more difficult to realize the benefits from business opportunities.

         The restructuring of Tumbleweed's business in 2001 and 2003 has placed and continues to place a significant strain on managerial, informational, administrative and operational resources. Tumbleweed's current systems, procedures and controls may not be adequate to achieve the rapid execution necessary to effectively operate within the market for its products and services. Tumbleweed needs to continue to enhance and improve its managerial capacity, and improve or replace its existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair Tumbleweed's ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of its business plan. Despite its restructuring, Tumbleweed expects that it may need to expand elements of its employee base on a selective basis. Tumbleweed's management may not be able to hire, train, retain, motivate and manage required personnel. In addition, Tumbleweed's management may not be able to successfully identify, manage and exploit existing and potential market opportunities. If Tumbleweed cannot manage its operations effectively, Tumbleweed's business and operating results could suffer. Finally, Tumbleweed may have operational, customer service and financial systems that are not appropriate for Tumbleweed's current estimated size. Moving to more appropriate office systems may also place a strain on Tumbleweed's current systems and require financial expenditures to end the commitments on other systems.

Tumbleweed has a lengthy sales and implementation cycle, which increases the cost of completing sales and renders completion of sales less predictable.

         If Tumbleweed is unable to license its services to new customers on a timely basis or if its existing and proposed customers and their end-users suffer delays in the implementation and adoption of its services, Tumbleweed's revenue may be limited and business and prospects may be harmed. Tumbleweed's customers must evaluate its technology and integrate its products and services into the products and services they provide. In addition, Tumbleweed's customers may need to adopt a comprehensive sales, marketing and training program in order to effectively implement some of its products. Finally, Tumbleweed must coordinate with its customers using its product for third-party communications in order to assist end-users in the adoption of Tumbleweed's products. For these and other reasons, the cycle associated with establishing licenses and implementing Tumbleweed's products can be lengthy. This cycle is also subject to a number of significant delays over which Tumbleweed has little or no control. Forecasts about license revenue may be inaccurate as a result of any or all of these factors, and inaccurate forecasts may cause Tumbleweed's business, or market valuation, to suffer.

Tumbleweed may be unable to adequately protect its intellectual property rights, and the inability to do so could render its products less desirable and adversely affect its operating results.

         Tumbleweed currently relies on a combination of patents, trade secrets, copyrights, trademarks and licenses, together with non-disclosure and confidentiality agreements to establish and protect its proprietary rights in its products. Tumbleweed holds certain patent rights with respect to some of its products. Tumbleweed's existing patents or trademarks, as well as any future patents or trademarks obtained by Tumbleweed, may be challenged, invalidated or circumvented, or Tumbleweed's competitors may independently develop or patent technologies that are substantially equivalent or superior to its technology. Tumbleweed also relies on unpatented trade secrets and other unpatented proprietary information. Although Tumbleweed takes precautionary measures to maintain its unpatented proprietary information, others may acquire equivalent information or otherwise gain access to or disclose Tumbleweed's proprietary information, and Tumbleweed may be unable to meaningfully protect its rights to its proprietary information as a result operating results will suffer.

Tumbleweed may be subject to claims of patent infringement, which could result in substantial costs to Tumbleweed and, if adversely determined, render Tumbleweed's products less desirable or competitive or require Tumbleweed to obtain a license.

         Third parties could assert patent or other intellectual property infringement claims against Tumbleweed, and the cost of responding to such assertions, regardless of their validity, could be significant. Tumbleweed may increasingly be subject to claims of intellectual property infringement as the number of its competitors grows and the functionality of their products and services increasingly overlap with Tumbleweed's. In this regard, in September 2002 and February 2003, Tumbleweed received letters from Entrust, Inc. indicating that Tumbleweed may be interested in licensing the technology covered by various patents issued to Entrust. In October 2002, Tumbleweed sent a letter to Entrust indicating that Entrust may be interested in licensing the technology covered by various patents issued to Tumbleweed. Some element of Tumbleweed's processes are or might be covered by any of these Entrust patents, Tumbleweed might seek to negotiate and obtain a license from Entrust. If Tumbleweed were unwilling or unable to obtain a license from Entrust, Tumbleweed would remain subject to potential liability for patent infringement, which could have a material adverse effect on Tumbleweed's business and operating results.

         In addition, on April 23, 2003, Tumbleweed received a letter from CoreStreet, Ltd. in which CoreStreet, Ltd. indicated it had filed a patent infringement action against Valicert, Inc., which was later acquired by Tumbleweed. Notwithstanding the letter, CoreStreet has not served a summons or complaint upon Tumbleweed or Valicert.

         In addition, Tumbleweed may infringe upon patents that may be issued to third parties in the future. It may be time consuming and costly to defend Tumbleweed against any of these claims and Tumbleweed may not prevail. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could block Tumbleweed's ability to further develop or commercialize some or all of Tumbleweed's products in the United States and abroad. In the event of a claim of infringement, Tumbleweed may be required to obtain one or more licenses from or pay royalties to third parties. Tumbleweed may be unable to obtain any such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain such license could harm Tumbleweed's business.

Tumbleweed is currently suing several third parties for patent infringement, which will result in substantial litigation costs and ultimately may not result in additional revenue to Tumbleweed or a favorable judicial determination.

         Since 1999 Tumbleweed has aggressively pursued cases of potential infringement by third parties of the Tumbleweed patents and other intellectual property rights. In this regard, Tumbleweed is currently suing eBay Inc. and Ticketmaster. The enforcement process is costly and requires significant management attention. These costs generally are expensed during the period incurred, and the costs of pursuing the litigation may not be directly matched with the related licensing or settlement revenue, if any. In addition, Tumbleweed's enforcement of its rights may increase the risk of adverse claims, with or without merit, which could be time consuming to defend, result in costly litigation, divert management's attention and resources, limit the use of Tumbleweed's services, or require Tumbleweed to enter into royalty or license agreements. In addition, such counter-claims asserted by these third parties may be found to be valid and could result in an injunction or damages against Tumbleweed. Tumbleweed's ability to prevail in this litigation is inherently uncertain, and if Tumbleweed were subject to an adverse judicial determination, Tumbleweed's ability to protect its products and to secure related licensing or settlement revenue could be lost.

If Tumbleweed does not provide adequate support services to its customers to implement its products, Tumbleweed may lose all or a portion of the revenue from these customers.

         Tumbleweed's professional services organization assists its customers in implementing its products through software installation, integration with existing customer systems, contract engineering, consulting and training. If the professional services organization does not adequately assess customer requirements or address technical problems, customers may seek to discontinue their relationships with us due to dissatisfaction with the product or Tumbleweed's customer support. Furthermore, these customers may realize lower usage than they could have otherwise achieved because they did not fully capitalize on the product in ways that could have been addressed by Tumbleweed's professional services organization. Tumbleweed's products must be integrated with existing hardware and complex software products of its customers or other third parties, and its customers may not have significant experience with the implementation of products similar to Tumbleweed's own. In addition, profitably providing contract engineering and integration services is an increasingly important aspect of Tumbleweed's strategy to strengthen customer loyalty to its product and company. Therefore, Tumbleweed's business and future prospects significantly depend on the strength of its professional services organization and its ability to leverage this organization by augmenting its reach through trained and qualified systems integrators. If Tumbleweed's professional services organization does not adequately meet these multiple challenges, its business and prospects could suffer.

Product performance problems, system failures, and Internet problems could severely interrupt service and harm Tumbleweed's reputation, which could adversely affect future revenue.

         The ability of Tumbleweed's customers to use its services depends on stable product performance, and the efficient and uninterrupted operation of the computer and communications hardware as well as the software and Internet network systems that they maintain. Although Tumbleweed's ability to manage the effects of system failures which occur in computer hardware, software and network systems is limited, the occurrences of these failures could harm Tumbleweed's reputation, business and prospects. The Internet has experienced a variety of outages and other delays as a result of damage to portions of Tumbleweed's infrastructure, and the Internet could face similar outages and delays in the future.

         In addition, an increasing number of Tumbleweed's customers require us to provide computer and communications hardware, software and Internet networking systems to them as an outsourced data center service. All data centers, whether hosted by Tumbleweed, its customers or by an independent third party to which it outsources this function, are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure or other similar events.

If Tumbleweed's software contains errors, Tumbleweed may lose customers or experience reduced market acceptance of its products.

         Tumbleweed's software products are inherently complex and may contain defects and errors that are detected only when the products are in use. In addition, some of Tumbleweed's customers require or may require enhanced customization of Tumbleweed's software for their specific needs, and these modifications may increase the likelihood of undetected defects or errors. Further, Tumbleweed often provides implementation, consulting and other technical services, the performance of which typically involves working with sophisticated software, computing and networking systems, and Tumbleweed could fail to meet customer expectations as a result of any defects or errors. As a result, Tumbleweed may lose customers, customers may fail to implement Tumbleweed's products more broadly within their organization and Tumbleweed may experience reduced market acceptance of Tumbleweed's products. Some of Tumbleweed's products are designed to facilitate the secure transmission of sensitive business information to specified parties outside the business over the Internet. As a result, the reputation of Tumbleweed's software products for providing good security is vital to their acceptance by customers. Tumbleweed's products may be vulnerable to break-ins, theft or other improper activity that could jeopardize the security of information for which Tumbleweed is responsible. Problems caused by product defects, failure to meet project milestones for services or security breaches could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of research and development resources, harm to Tumbleweed's reputation, or increased insurance, service and warranty costs. To address these problems, Tumbleweed may need to expend significant capital resources that may not have been budgeted.

Failure to license necessary third party software incorporated in Tumbleweed's products could cause delays or reductions in Tumbleweed's sales.

         Tumbleweed licenses third party software that Tumbleweed incorporates into its products. These licenses may not continue to be available on commercially reasonable terms, or at all. Some of this technology would be difficult to replace. The loss of any such license could result in delays or reductions of Tumbleweed's applications until Tumbleweed identifies, license and integrate or develop equivalent software. If Tumbleweed is required to enter into license agreements with third parties for replacement technology, Tumbleweed could face higher royalty payments and Tumbleweed's products may lose certain attributes or features. In the future, Tumbleweed might need to license other software to enhance its products and meet evolving customer needs. If Tumbleweed is unable to do this, Tumbleweed could experience reduced demand for its products.

Tumbleweed may be unable to recruit, retain and motivate qualified personnel, which could adversely affect product development and thereby limit future business opportunities.

         Tumbleweed must continue to identify, recruit, hire, train, retain and motivate highly skilled technical, managerial, sales, marketing and customer service personnel. Competition for these personnel is intense, and Tumbleweed may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, Tumbleweed may encounter difficulties in recruiting a sufficient number of qualified software developers and sales personnel, and Tumbleweed may not be able to retain these employees. The failure to recruit and retain necessary technical, managerial, sales, merchandising, marketing and customer service personnel could harm Tumbleweed's business and its ability to obtain new customers and develop new products. Although Tumbleweed has used and continue to use stock options as a retention tool, many of Tumbleweed's employees hold stock options that are "underwater" (i.e., the market price of Tumbleweed's stock is below their option exercise price), and these options may be ineffective as a retention tool. Tumbleweed's employee turnover may increase if outstanding stock options continue to remain underwater and Tumbleweed does not adjust the option exercise prices. Any adjustment of stock option exercise prices may result in additional stock compensation expense, dilution to Tumbleweed's stockholders and depress Tumbleweed's stock price.

If Tumbleweed loses the services of executive officers or other key employees, Tumbleweed's ability to develop its business and secure customer relationships will suffer.

         Tumbleweed is substantially dependent on the continued services and performance of its executive officers and other key personnel. The loss of the services of any of Tumbleweed's executive officers or other key employees could significantly delay or prevent the achievement of Tumbleweed's development and strategic objectives. Tumbleweed does not have long-term employment agreements with any of Tumbleweed's key personnel. The loss of services of any of Tumbleweed's executive officers or other key personnel could significantly harm Tumbleweed's business and prospects.

Tumbleweed's efforts to establish, maintain and strengthen its brands will require significant expenditures and may not be successful.

         If the marketplace does not associate Tumbleweed's brands with high quality Internet communication services, it may be more difficult for us to attract new customers or introduce future products and services. The market for Tumbleweed's services is new. Therefore, Tumbleweed's failure to establish brand recognition at this stage could harm its ability to compete in the future with other companies that successfully establish a brand name for their services. Tumbleweed must succeed in its marketing efforts, provide high quality services and increase Tumbleweed's user base in order to build its brand awareness and differentiate Tumbleweed's products from those of its competitors. These efforts have required significant expenditures to date. Moreover, Tumbleweed believes that these efforts will require substantial commitments of resources in the future as Tumbleweed's brands become increasingly important to its overall strategy and as the market for Tumbleweed's services grows.

Tumbleweed's allowance for doubtful accounts may be insufficient to cover receivables Tumbleweed is unable to collect, which could adversely affect future operating results.

         Tumbleweed assumes a certain level of credit risk with its customers in order to do business. Conditions affecting any of Tumbleweed's customers could cause them to become unable or unwilling to pay us in a timely manner, or at all, for products or services Tumbleweed has already provided them. For example, if the current economic conditions continue to decline or if new or unanticipated government regulations are enacted which affect Tumbleweed's customers, they may be unable to pay their bills. In the past, Tumbleweed has experienced significant collection delays from certain customers, and Tumbleweed cannot predict whether it will continue to experience similar or more severe delays in the future. In particular, some of Tumbleweed's customers are suffering from the general weakness in the economy and among technology companies in particular. Although Tumbleweed has established an allowance for doubtful accounts that it believes is sufficient to cover losses due to delays in or inability to pay and while it takes a consistently conservative position on the collectibility of receivables with respect to particular customers, Tumbleweed's allowance for doubtful accounts may not be sufficient to cover its losses. If losses due to delays or inability to pay are greater than Tumbleweed's allowance for doubtful accounts, Tumbleweed would be required to recognize an additional expense for the write-off and to increase Tumbleweed's allowance for doubtful accounts, which could adversely affect its operating results.

Because Tumbleweed's products utilize the Internet, if use of the Internet does not increase, or the architecture of the Internet is altered, the level of use of Tumbleweed's products may not decline or not increase.

         If the Internet and other products and services necessary for the utilization of Tumbleweed's products are not sufficiently developed, fewer customers and end-users will use Tumbleweed's products and its business will be harmed. In particular, the success of Tumbleweed's products and services will depend on the development and maintenance of adequate Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and other features demanded by users. Moreover, Tumbleweed's success will also depend on the timely development of complementary products or services such as high-speed Internet connections for providing reliable access and services and this may not occur.

         Moreover, changes in the architecture of the Internet may limit the success of Tumbleweed's products. Because the online exchange of information is new and evolving, the Internet may not prove to be a viable platform for Internet communications software applications in the long term. The Internet has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users and frequency of use, or if its users require increasingly more resources, the Internet infrastructure may not be able to support the demands placed on it. As a result, the performance or reliability of the Internet may be harmed. This in turn could decrease the level of Internet usage and also the level of utilization of Tumbleweed's products and services.

Government regulation relating to the Internet may increase costs of doing business or require changes in Tumbleweed's business model, which could increase Tumbleweed's cost of doing business or decrease the demand for its products.

         Tumbleweed is subject to regulations applicable to businesses generally and laws or regulations directly applicable to companies utilizing the Internet. Although at present there are relatively few specific laws and regulations directly applicable to the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws could cover issues like user privacy, pricing, content, intellectual property, distribution, taxation, antitrust, legal liability and characteristics and quality of products and services. The adoption of any additional laws or regulations could decrease the demand for Tumbleweed's products and services and increase Tumbleweed's cost of doing business or otherwise harm Tumbleweed's business or prospects. Delays in the enactment of expected regulations may result in delayed software purchasing by Tumbleweed's customers who are subject to such regulations, which in turn may harm Tumbleweed's business.

         Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce.

         New state tax regulations may subject us to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to Tumbleweed's business, or the application of existing laws and regulations to the Internet and commercial online services could harm Tumbleweed's ability to conduct business and harm operating results.

If Tumbleweed may be unable to obtain necessary export approvals the market opportunity for Tumbleweed products would decline.

         Exports of software products utilizing encryption technology are generally restricted by the U.S. and various foreign governments. All cryptographic products require export licenses from certain U.S. government agencies. We have obtained approval to export products using up to 128-bit symmetric encryption and 1024-bit public key encryption, including the products formerly named IME Server, IME Desktop, IME Receive Applet, IME Remote API using OmniORB with SSL, MMS WorldWide/56 and MMS Strong WorldWide/128. We are not exporting other products and services that are subject to export control under U.S. law. However, the list of products and countries for which export approval is required, and the related regulatory policies, could be revised, and Tumbleweed may not be able to obtain necessary approval for the export of future products. The inability to obtain required approvals under these regulations could limit Tumbleweed's ability to make international sales. Furthermore, competitors may also seek to obtain approvals to export products that could increase the amount of competition Tumbleweed faces. Additionally, countries outside of the U.S. could impose regulatory restrictions impairing Tumbleweed's ability to import its products into those countries.

Costs of communicating via the Internet could increase if access fees are imposed, which could adversely affect demand for Tumbleweed's products or render them less competitive.

         Certain local telephone carriers have asserted that the increasing popularity and use of the Internet has burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If these access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for Tumbleweed's services or increase the costs of doing business.

Tumbleweed may have liability for Internet content, which could increase Tumbleweed's costs of compliance or subject Tumbleweed to potential damages claims.

         As a provider of Internet communication products and services, Tumbleweed faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted online. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could be costly and could require us to implement measures to reduce exposure to this liability. This may require us to expend substantial resources or to discontinue selected service or product offerings.

         We do not and cannot screen all of the content generated by users of Tumbleweed's product but may be exposed to liability with respect to this content. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the U.S. Other countries, such as China, regulate or prohibit the transport of telephonic data in their territories. Failure to comply with regulations in a particular jurisdiction could result in fines or criminal penalties or the termination of service in one or more jurisdictions. Moreover, the increased attention focused on liability issues as a result of lawsuits and legislative proposals could impact the growth of Internet use. Liability insurance may not cover claims of these types, or may not be adequate to indemnify against all liability that may be imposed.

A Tumbleweed subsidiary may have liability arising from indemnification obligations it may owe to a former officer who is being sued for breach of fiduciary duty.

         On July 7, 2000, three complaints were filed by David H. Zimmer, Congressional Securities, Inc, and others against Interface Systems, Inc. (a company Tumbleweed acquired in 2000) and various additional defendants including Interface's prior president and chief executive officer, Robert A. Nero. Plaintiffs currently seek compensatory damages for losses resulting from not selling their Interface stock from March 14, 2000 to the end of March 2000 and for losses from purchases of Interface stock from March 14, 2000 through April 12, 2000.

         In March 2003, the court dismissed all claims against Interface and dismissed all claims against Mr. Nero, except a breach of fiduciary duty claim to the extent that claim arises from Michigan common law. In April 2003, Mr. Nero filed an answer and a counterclaim against Mr. Zimmer and Congressional Securities, Inc. seeking contribution and indemnity. The lawsuit is set for trial in November 2003. Because Mr. Nero and Interface are parties to an indemnification agreement, Interface may incur vicarious liability if and to the extent that the court awards damages against Mr. Nero in this lawsuit. The accompanying financial statements do not include a reserve for any costs for damages, if any, that might result from this uncertainty. An adverse outcome could significantly harm Tumbleweed's business and operating results.

Tumbleweed is a defendant in a purported securities class action lawsuit which could divert management attention and resources or eventually expose Tumbleweed to liability.

         In June 2003, Tumbleweed was served with a summons and complaint with respect to a lawsuit filed in the United States District Court for the Southern District of Florida, alleging the violation of federal and state securities laws, purportedly on behalf of persons who acquired the common stock of Tumbleweed (other than purchasers of Tumbleweed's initial public offering) from August 6, 1999 to October 18, 2000. In August 2003 the Judicial Panel on Multidistrict Litigation issued a Transfer Order transferring the case to the United States District Court for the Southern District of New York. An adverse outcome could harm Tumbleweed's business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results. The accompanying consolidated condensed financial statements do not include a reserve for any potential loss, as we do not consider a loss to be probable at this time. An adverse outcome could harm Tumbleweed's business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results.

Tumbleweed is a defendant in a purported securities class action lawsuit which could divert management attention and resources or eventually expose Tumbleweed to liability.

         In December 2001, certain plaintiffs filed a class action lawsuit in the United States District Court for the Southern District of New York on behalf of purchasers of the common stock of Valicert, alleging violations of federal securities laws. In re Valicert, Inc. Initial Public Offering Securities Litigation, No. 01-CV-10889 (SAS) (S.D.N.Y.), related to In re Initial Public Offering Securities Litigation, No. 21 MC 92 (SAS). In June 2003, Valicert accepted a settlement proposal presented to all issuer defendants in this case. Under the proposed settlement, the plaintiffs will dismiss and release all claims against the Valicert Defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the consolidated cases, and the assignment or surrender of control to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all of the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, Valicert would be responsible to pay its pro rata portion of the shortfall, up to the amount of the deductible retention under its insurance policy, which is $500,000. The timing and amount of payments that Valicert could be required to make under the proposed settlement will depend on several factors, principally the timing and amount of any payment required by the insurers pursuant to the $1 billion guaranty. The proposed settlement is subject to approval of the Court, which cannot be assured. Failure of the Court to approve the settlement followed by an adverse outcome could harm Tumbleweed's business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results. The accompanying consolidated condensed financial statements do not include a reserve for any potential loss, as we do not consider a loss to be probable at this time. An adverse outcome could harm Tumbleweed's business and operating results. Moreover, the costs in defending this lawsuit could harm future operating results.

Internet and technology related stock prices are especially volatile and this volatility may depress Tumbleweed's stock price.

         The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. The institution of this type of litigation against Tumbleweed could result in substantial costs and a diversion of Tumbleweed's management's attention and resources, which could harm Tumbleweed's business and prospects.

Tumbleweed's certificate of incorporation and bylaws contain provisions that could discourage or prevent an acquisition of Tumbleweed, which could depress Tumbleweed's stock price.

         Tumbleweed's certificate of incorporation and bylaws may inhibit changes of control that are not approved by its Board of Directors. These provisions could limit the price that investors might be willing to pay in the future for shares of Tumbleweed's common stock. In particular, Tumbleweed's certificate of incorporation provides for a classified Board of Directors and prohibits stockholder action by written consent. These provisions require advance notice for nomination of directors and stockholders' proposals. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, this law prevents a person who becomes the owner of 15% or more of the corporation's outstanding voting stock from engaging in specified business combinations for three years unless specified conditions are satisfied. In addition, Tumbleweed's certificate of incorporation allows its Board of Directors to issue preferred stock without further stockholder approval. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock also could effectively limit the voting power of the holders of Tumbleweed common stock. The provisions of Tumbleweed's certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage or prevent an acquisition or disposition of Tumbleweed's business.

The combined company must succeed in the Internet business communications system market if it is to realize the expected benefits of the Tumbleweed-Valicert merger.

         The combined company's strategic plan depends upon the successful development and introduction of products and solutions that address the needs of the Internet business communication systems market. In order for the combined company to succeed in this developing market, it must align strategies and objectives and focus a significant portion of its resources towards serving this market. The challenges involved in this integration include the following:

         o coordinating software development operations in a rapid and efficient manner to ensure timely release of products to market;

         o combining product offerings and product lines quickly and effectively;

         o successfully managing difficulties associated with transitioning current customers to new product lines;

         o demonstrating to our customers that the merger will not result in adverse changes in customer service standards or business focus;

         o     retaining key alliances;

         o motivating and retaining the employees of the combined company, particularly key management, technical, sales and customer support personnel; and

         o persuading our employees that Tumbleweed's and Valicert's business cultures are compatible.

         In addition, the combined company's success in this new market will depend on several factors, many of which are outside the combined company's control, including:

         o growth, if any, of the Internet business communication systems market;

         o     deployment of the combined company's products by enterprises;

         o promotion of the combined company's products by partners and resellers; and

         o     the emergence of substitute technologies and products.

         The failure of the combined company to succeed in this market would significantly harm its business and prevent it from realizing the anticipated benefits of the merger.

If the combined company is not able to rapidly and successfully combine the two previously separate businesses, anticipated benefits of the merger may not be realized, and future operating results may be adversely affected.

         The Tumbleweed-Valicert merger will not achieve the anticipated benefits unless Tumbleweed successfully combines its operations with those of Valicert and integrates the two companies' product solutions in a timely manner. Integrating Tumbleweed and Valicert will be a complex, time consuming and expensive process and may result in revenue disruption and operational difficulties. The combined company may have difficulty retaining the customers of the combined businesses and assimilating and retaining personnel. In addition, the integration of the operations and systems of the two companies and the realization of potential increased efficiencies may prove difficult and may cause management's attention to be diverted from other business concerns. These and other difficulties associated with the merger may lead to potential adverse effects on the business and operating results of the combined company.

The product integration and product combination efforts related to products historically developed by Tumbleweed and Valicert may be hindered by a variety of technical factors such as unanticipated architectural incompatibilities that could adversely affect future operating results by requiring additional time and engineering resources to resolve.

         The identification and resolution of any previously divergent technical standards used by each company's personnel, as well as the implementation of common product development practices and standards, may result in unanticipated product development delays. In addition, the installation of integrated or complementary software products at each company's customer sites may result in difficulties associated with customer-specific installation processes. The occurrence of any of these events could adversely affect future operating results of the combined company.

If the combined company fails to efficiently combine Valicert's and Tumbleweed's sales and marketing forces, its sales could suffer.

         The combined company may experience delay or other disruption in sales and marketing in connection with its efforts to integrate the two companies. In particular, because the two companies had two previously separate sales forces, including the sales channels used by Valicert, the combined company may be unable to efficiently or effectively correct such disruption or achieve its sales and marketing objectives after integration. Any such disruptions could cause the combined company to fail to achieve the anticipated benefits of the merger and could adversely affect future operating results of the combined company.

The significant costs associated with the merger may not prove to be justified in light of the benefits ultimately realized and could adversely affect future liquidity and operating results.

         The significant costs associated with the merger may not prove to be justified in light of the benefits ultimately realized and could adversely affect future liquidity and operating results.

Tumbleweed's international business exposes Tumbleweed to additional risks that may result in future additional costs or limit the market for product sales.

         Products and services provided to Tumbleweed's international customers accounted for 21% of revenues for 2002 for Tumbleweed and Valicert combined on a pro forma basis. Conducting business outside of the United States subjects Tumbleweed to additional risks, including:

         o     changes in regulatory requirements;

         o     reduced protection of intellectual property rights;

         o     evolving privacy laws;

         o     tariffs and other trade barriers;

         o     difficulties in staffing and managing foreign operations;

         o     problems in collecting accounts receivable; and

         o     difficulties in authenticating customer information.

         Managing these risks may subject Tumbleweed to additional costs that may not be justified in light of the market opportunity, and the inability to comply with or manage foreign laws and related risks may preclude or limit sales in foreign jurisdictions. In addition, the recent outbreak of severe acute respiratory syndrome, or SARS, that began in China, Hong Kong, Singapore and Vietnam may have a negative impact on Tumbleweed's operations by factors such as reduced sales in international channels.

Tumbleweed must maintain and enter into new collaborative agreements in order to implement its business plan, and the inability to do so could adversely affect future operating results.

         One of Tumbleweed's objectives is to enter into strategic or other similar collaborative alliances in order to reach a larger customer base than Tumbleweed could reach through Tumbleweed's direct sales and marketing efforts. Tumbleweed will need to maintain or enter into additional strategic alliances to execute Tumbleweed's business plan. If Tumbleweed is unable to maintain Tumbleweed's strategic alliances or enter into additional strategic alliances, Tumbleweed's business would be materially harmed. Tumbleweed has entered into technology, marketing and distribution agreements with several companies. Tumbleweed may be unable to leverage the brand and distribution power of these agreements to increase the adoption rate of Tumbleweed's technology. Tumbleweed has been establishing agreements to ensure that third-party solutions are interoperable with Tumbleweed's software products and services. To the extent that Tumbleweed's products are not interoperable or Tumbleweed's agreements choose not to integrate Tumbleweed's technology into their offerings, the adoption of Tumbleweed's software products and outsourced services would be inhibited. Furthermore, agreements Tumbleweed's success will depend in part on the ultimate success of other parties to these agreements. Tumbleweed's existing agreements do not, and any future agreements may not, grant Tumbleweed exclusive marketing or distribution rights. In addition, the other parties may not view their agreements with Tumbleweed as significant for their own businesses. Therefore, these parties could reduce their commitment to Tumbleweed at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services, either on their own or in collaboration with others, including Tumbleweed's competitors. Should any of these developments occur, Tumbleweed's business will be harmed.

Tumbleweed's success depends on its ability to grow and develop its direct sales and indirect distribution channels and the inability to do so could adversely affect future operating results.

         Tumbleweed's failure to grow and develop Tumbleweed's direct sales channel and increase the number of Tumbleweed's indirect distribution channels could have a material adverse effect on Tumbleweed's business, operating results and financial condition. Tumbleweed must increase the number of strategic and other third-party relationships with vendors of Internet-related systems and application software, resellers and systems integrators. Tumbleweed's existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies.

Tumbleweed relies on public key cryptography and other security techniques that could be breached, resulting in reduced demand for Tumbleweed's products and services.

         A requirement for the continued growth of electronic commerce is the secure transmission of confidential information over public networks. Tumbleweed relies on public key cryptography, an encryption method that utilizes two keys, a public and private key, for encoding and decoding data, and on digital certificate technology, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit Tumbleweed from using the strongest and most secure cryptographic protection available, and thereby may expose Tumbleweed or Tumbleweed's customers to a risk of data interception. A party who is able to circumvent Tumbleweed's security measures could misappropriate proprietary information or interrupt Tumbleweed's or Tumbleweed's customers' operations. Any compromise or elimination of Tumbleweed's security could result in risk of loss or litigation and possible liability and reduce demand for Tumbleweed's products and services.

                  SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the "safe harbor" created by those sections. The forward-looking statements are based on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "projects," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," or the negative of these terms and other comparable terminology; including, but not limited to, the following:

         o     implementing our business strategy;

         o     attracting and retaining customers;

         o obtaining and expanding market acceptance of the products and services we offer;

         o forecasts of Internet usage and the size and growth of relevant markets;

         o rapid technological changes in our industry and relevant markets;

         o     our stock repurchase program;

         o     unanticipated benefits of the merger with Valicert;

         o the future business, financial condition and results of operations of the combined company;

         o     competition in our market;

         o any projections of revenues, earnings, synergies or other financial items;

         o any statements of the plans, strategies and objectives of management for future operations;

         o any statements regarding future economic conditions or performance;

         o     any statements relating to integration or restructuring plans;

         o     any statements of belief; and

         o     any statements of assumptions underlying any of the foregoing.

         These forward-looking statements are only predictions, not historical facts. These forward-looking statements involve certain risks and uncertainties, as well as assumptions, that could cause actual results, levels of activity, performance, achievements and events to differ materially from those stated, anticipated or implied by such forward-looking statements. The factors that could contribute to such differences include those discussed under the caption "Risks And Uncertainties That You Should Consider Before Investing In Tumbleweed" contained herein, as well as those discussed in our other filings with the Securities and Exchange Commission. You should consider the risks factors and uncertainties under the caption "Risks and Uncertainties That You Should Consider Before Investing in Tumbleweed," among other things, in evaluating Tumbleweed's prospects and future financial performance. Before making a decision to invest in Tumbleweed, you should be aware that the occurrence of the events described in the risk factors could harm the business, results of operations and financial condition of Tumbleweed. These forward-looking statements are made as of the date of this prospectus. Tumbleweed disclaims any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise, or any obligation to explain the reasons why actual results may differ.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. All filings by us pursuant to these sections of the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, shall also be deemed to be incorporated by reference into this prospectus. The previously filed documents we incorporate by reference into this prospectus are:

            (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended;

            (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

            (c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

            (d)   Our Current Report on Form 8-K filed on February 20, 2003;

            (e)   Our Current Report on Form 8-K filed on March 6, 2003;

            (f)   Our Current Report on Form 8-K filed on April 21, 2003;

            (g)   Our Current Report on Form 8-K filed on April 25, 2003;

            (h)   Our Current Report on Form 8-K filed on July 3, 2003;

            (i)   Our Current Report on Form 8-K filed on July 23, 2003;

            (j)   Our Registration Statement on Form 8-A filed on June 1,
                  1999.

         We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of the documents you should contact Tumbleweed Communications Corp., 700 Saginaw Drive , Redwood City, CA 94063, telephone number (650) 216-2000, Attention: Corporate Secretary.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the Selling Stockholder. The Selling Stockholder will receive all of the proceeds of sale of shares.

                              SELLING STOCKHOLDER

         This prospectus relates to an aggregate of 86,538 shares of common stock which are registered under this prospectus, consisting of shares of common stock we issued in connection with the termination of a development and software license agreement on August 1, 2003.

         The price at which the Selling Stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions.

         The following table sets forth certain information regarding the Selling Stockholder as of September 1, 2003, including the names of the Selling Stockholder, the number of shares beneficially owned by the Selling Stockholder, the number of shares being registered for the Selling Stockholder, the number of shares that the Selling Stockholder will beneficially own if all registered shares are sold, the percentage ownership of shares held by the Selling Stockholder prior to the registration and the percentage ownership of shares held by the Selling Stockholder after the registration if all registered shares are sold. The Selling Stockholder may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation do so.


                                                                           Shares Beneficially Owned
                            Shares Beneficially Owned                      If All Registered Shares
                              Prior to Registration                                are Sold
                            -------------------------                     -------------------------
                                                                          Number of Shares
                             Number of                                     Beneficially
                              Shares       Percentage      Number of       Owned If All
                           Beneficially   Beneficially    Shares Being      Registered      Percent
 Beneficial Owner             Owned(1)       Owned(1)       Registered    Shares are Sold   of Total
-----------------------------------------------------------------------------------------------------

Wizcom AG                      86,538        *                 86,538           --              --

_________________
*  less than 1%

     (1) Number of shares and percentage ownership include shares issuable pursuant to stock options held by the person in question exercisable within 60 days after September 1, 2003. Percentages are based on 40,618,355 shares outstanding as of September 1, 2003.


         This prospectus also covers any additional shares of common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving the common stock.


                             PLAN OF DISTRIBUTION

         We are registering all of the shares of common stock offered by this prospectus on behalf of the Selling Stockholder. The Selling Stockholder may sell any or all of the shares, subject to federal and state securities law, but is under no obligation do so. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered here. The shares may be offered on the Nasdaq National Market or in privately negotiated transactions. The Selling Stockholder may sell the shares registered here in one or more of the following methods:

         o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

         o "at the market" to or through market makers or into an existing market for the shares;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

         o     any combination of the foregoing methods; or

         o     by any other legally available means.

         The Selling Stockholder is subject to Regulation M, promulgated under the Securities Exchange Act of 1934, which prohibits participants in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. We have informed the Selling Stockholder of the applicability of Regulation M to its purchases or sales of our securities in the market.

         The Selling Stockholder may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, the Selling Stockholder may pledge its shares to brokers or dealers or other financial institutions. Upon a default by the Selling Stockholder, the brokers, dealers or financial institutions may offer and sell the pledged shares.

         In connection with the sale of shares, underwriters may receive compensation from the Selling Stockholder, and, if acting as agent for the purchaser of such shares, from such purchaser, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them from the Selling Stockholder and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. At such time that the Selling Stockholder elects to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any other required information.

         Under agreements which may be entered into by the Selling Stockholder, underwriters who participate in the distribution of shares may be entitled to indemnification by the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

         Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

         We have agreed to indemnify the Selling Stockholder, its officers, directors, counsel and each person, if any, who controls the Selling Stockholder against claims based on the Company's violation of certain state and federal securities laws in connection with the offering covered by this prospectus.

         We will pay all expenses incurred in connection with this registration under the Securities Act, including registration and filing fees, fees an expenses of compliance with securities or blue sky laws, listing fees, printing expenses, messenger and delivery expenses, and fees and disbursements of our counsel and any accountants or other persons retained by us, but excluding commissions and discounts incurred by the Selling Stockholder in connection with the resale of the shares.

         We have agreed with the Selling Stockholder to keep the registration statement effective for one year from the date that the registration statement is declared unless the Selling Stockholder earlier completes the sale of all of the shares.

                              VALIDITY OF SHARES

         The validity of the shares of common stock being registered is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Gregory C. Smith is a partner at Skadden Arps and a brother of Jeffrey C. Smith, the President and Chief Executive Officer of Tumbleweed and Chairman of its board of directors. Gregory C. Smith beneficially owns a total of 27,046 shares of Tumbleweed common stock.

                                    EXPERTS

         The consolidated financial statements of Tumbleweed Communications Corp. as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for goodwill.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, proxy statements and other information with the SEC. Such reports may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

         Our internet address is www.tumbleweed.com. We make available, free of charge, through our internet website copies of our annual report on Form 10-K and quarterly reports on Form 10-Q and amendments to those reports, if any, filed or furnished pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information on our website is not incorporated by reference to this registration statement.

         We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following are the estimated expenses to be incurred in connection with the issuance and distribution of the shares registered under this registration statement:

    Securities and Exchange Commission Registration Fee         $    29.61
    Legal Fees and Expenses                                     $10,000.00
    Accounting Fees and Expenses                                $10,000.00
    NASDAQ Fees                                                     --
    Miscellaneous                                                   --
                                                              ---------------
             Total                                              $20,029.61

         We will pay all such expenses. All amounts are estimated except the SEC registration fee.

Item 15. Indemnification of Directors and Officers

         As permitted by Section 102 of the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to the Company or its stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o under the Section 174 of the Delaware General Corporation Law, which provides that a director may be held liable for willfully or negligently approving of an unlawful payment of dividends or an unlawful stock purchase or redemption; or

         o for any transaction from which the director derived an improper personal benefit.

         Section 145 of the Delaware General Corporation Law, provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company. Consistent with Section 145, the Company's Amended and Restated Bylaws further provide that:

         o the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law;

         o the Company must indemnify its other employees and agents to the same extent that it indemnified its officers and directors, unless otherwise determined by the Company's board of directors; and

         o the Company must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

         The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

         The Company has entered or intends to enter into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's bylaws. These agreements, among other things, will provide for indemnification of the Company's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 16. Exhibits

 Exhibit Number   Description of Exhibit

      5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the shares.

      10.1        Common Stock Issuance Agreement dated August 6, 2003.

      23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

      23.2        Consent of KPMG LLP.

      24.1        Power of Attorney (appears on signature page).


Item 17. Undertakings

         We hereby undertake:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by us pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Tumbleweed Communications Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on September 16, 2003.

                                             Tumbleweed Communications Corp.


                                             By:
                                                ------------------------------
                                             Name:    Jeffrey C. Smith
                                             Title:   Chief Executive Officer

         Each person whose signature appears below hereby constitutes and appoints Jeffrey C. Smith and Timothy Conley his and her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of September 16, 2003.


Signature                             Title


/s/ Jeffrey C. Smith                  Chairman of the Board and Chief
---------------------------           Executive Officer (Principal Executive
Jeffrey C. Smith                      Officer)


/s/ Timothy Conley                    Senior Vice President-Finance and Chief
---------------------------           Financial Officer (Principal Financial
Timothy Conley                        Officer and Principal Accounting Officer)


/s/ Christopher H. Greendale
---------------------------           Director
Christopher H. Greendale


/s/ David F. Marquardt
---------------------------           Director
David F. Marquardt


/s/ Standish H. O'Grady
---------------------------           Director
Standish H. O'Grady


/s/ Deborah D. Rieman
---------------------------           Director
Deborah D. Rieman


/s/ James P. Scullion
---------------------------           Director
James P. Scullion


/s/ Taher Elgamal
---------------------------           Director
Taher Elgamal